EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-139977 and 333-137872 and Form S-3 Nos. 333-140074 and 333-136335) of Force Protection, Inc. and in the related Prospectuses of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedule of Force Protection, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Force Protection, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Jaspers + Hall, PC

Denver, Colorado
March 16, 2006